This confirms that the due date of the payment in the amount of $10,000 originally due in April of 2016 pursuant to the January 6, 2016 agreement (the “Agreement”), by and between the Robert Fratianni and PostAds, Inc. has been extended to December 31, 2016.

/s/ Robert Fratianni
Robert Fratianni

PostAds, Inc.

/s/ Kenneth T. Moore
Kenneth T. Moore

Dated August 1, 2016